UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

TD Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	82-0543156
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4211 South 102nd Street, Omaha, NE	68127
(Address of principal executive offices)	(zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock — $0.01 par value per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This registration statement is filed with the Securities and Exchange Commission in connection with the registrant’s transfer of its listing of common stock to the New York Stock Exchange.

Item 1.    Description of Registrant’s Securities to be Registered.

The following description of our common stock does not purport to be complete and is qualified by our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibit 3.1 to our Current Report on Form 8-K filed on January 27, 2006 and Exhibit 3.1 to our Current Report on Form 8-K filed on March 15, 2006. Additionally, the General Corporation Law of Delaware may also affect the terms of our common stock.

General

We have 1,000,000,000 shares of authorized common stock, $0.01 par value per share, of which 548,781,975 were outstanding as of April 12, 2012. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and any class or series of preferred stock outstanding at the time of liquidation, to receive a pro rata distribution of our net assets. We pay dividends on our common stock only if we have paid or provided for all dividends on any outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power of our capital stock, except as our board of directors may provide with respect to any class or series of preferred stock that our board of directors may hereafter authorize. Our certificate of incorporation provides for a classified board of directors but does not provide for cumulative voting. Shares of our common stock are not redeemable and have no subscription or conversion rights.

Stockholders Agreement

In connection with the acquisition of TD Waterhouse Group, Inc. (“TD Waterhouse”) in 2006, J. Joe Ricketts, certain members of his family and trusts established for their benefit (the “Ricketts Holders”), The Toronto-Dominion Bank (with its subsidiaries, “TD”) and the Company entered into a stockholders agreement (as amended, the “Stockholders Agreement”). The Stockholders Agreement contains governance arrangements and provisions relating to board of directors composition, stock ownership, transfers by TD and the Ricketts Holders, voting and other matters. The stockholders who are parties to the Stockholders Agreement have registration rights with respect to our common stock.

A description of the Stockholders Agreement is set forth under the heading “Proposal No. 1 – Election of Directors Recommended by the Board of Directors – Stockholders Agreement” in our definitive proxy statement filed with the Securities and Exchange Commission on January 5, 2012. That description is incorporated into this registration statement by this reference thereto.

Certificate of Incorporation & Bylaws

Also in connection with the acquisition of TD Waterhouse, the stockholders of the Company approved amendment and restatement of the certificate of incorporation and the Company adopted amended and restated bylaws. A description of the amended and restated certificate of incorporation is set forth under the heading “Proposal No. 2, Including Sub-proposal Nos. 2A-2F – The Post Transaction Certificate of Incorporation” in our definitive proxy statement filed with the Securities and Exchange Commission on December 5, 2005. A description of the amended and restated bylaws is set forth under the heading “Proposal No. 1 – Certain Agreements Related to the Acquisition of TD Waterhouse – Post-Transaction Bylaws of TD Ameritrade” in our definitive proxy statement filed with the Securities and Exchange Commission on December 5, 2005. Each such description is incorporated into this registration statement by this reference thereto.

Item 2.    Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TD AMERITRADE HOLDING CORPORATION

Date: April 16, 2012	By:	/s/ William J. Gerber
Name: William J. Gerber
Title: Executive Vice President and Chief Financial Officer